Exhibit 99.1

NEWS RELEASE
For Release on August 19, 2016	Contact: Temi Oduozor
4:03 PM (ET)	toduozor@gigatronics.com
(925) 302-1014

Giga-tronics Announces Changes in Management

SAN RAMON, Calif. — August 19, 2016 -- Giga-tronics Incorporated, a supplier of components and commercial off—the-shelf (COTS) multi-channel signal simulation and analysis test systems for the Electronic Warfare (EW) and Radar industries announced the appointment of W. Joseph Thompson as Chairman and Acting CEO. Dr. Thompson brings substantial management experience from the test and measurement industry as well as expertise in financial analysis for public and private technology companies. He succeeds John Regazzi, the architect of the Company’s Advanced Signal Generator and Analysis platform (ASG), who is assuming the role of CTO to enable him to focus on customer engagement and future technology development.

This transition continues the process of repositioning that began in earnest with the initial shipments of the ASG products in 2014. Since that time, the Company has divested the ASCOR switch business and the legacy instrument business with the intention to focus and continue to invest in solutions for the EW and Radar markets where it believes it has a differential advantage in both test and simulation and deployed Radar filters. In the process, the Company has significantly reduced fixed expenses and personnel associated with the legacy product lines.

Other management changes include the addition of Mr. Suresh Nair as VP of Operations. Mr. Nair, formerly of Danaher and General Motors, brings expertise in lean manufacturing to the Company and has already made improvements in operational efficiencies and inventory management. More recently, Mr. Steve Lance has resigned after being recruited to accept a CFO position in his original area of practice, the SaaS industry. The Company’s Corporate Controller, Ms. Temi Oduozor, will assume Mr. Lance’s responsibilities.

Mr. Regazzi said, "I have had the privilege to serve as the Company’s CEO for the past 10 years. In that time, Giga-tronics has transformed itself from a multi-site provider of general purpose test equipment with many product lines to a market-focused provider of EW and Radar solutions & components all located in a single facility. With our repositioning nearing completion, it is the proper time to move into a role where I can best help the Company going forward. I am looking forward to focusing my attention on the ASG platform to help accelerate its potential in the marketplace.”

Joseph Thompson added, “John Regazzi is the visionary behind the Giga-tronics ASG product. I am privileged to be working alongside him to see his vision become reality. This repositioning will enable Giga-tronics to build on the recent successes at Major Prime Contractors, Department of Defense customers, and Research Institutions, expand our capabilities, and develop the global EW and Radar markets. Additionally, the Board joins me in thanking Steve Lance for his service to the Company over these last three years.”

Giga-tronics is a publicly held company, traded on the NASDAQ Capital Market under the symbol "GIGA".  Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in defense electronics, aeronautics and wireless telecommunications.

 This press release contains forward-looking statements concerning operating results, future orders, and sales of new products, shippable backlog within a year, long term growth, expected shipments, product line sales, and customer acceptance of new products. Actual results may differ significantly due to risks and uncertainties, such as: delays in customer orders for the new ASG and our ability to manufacture it; receipt or timing of future orders, cancellations or deferrals of existing or future orders; our need for additional financing; the volatility in the market price of our common stock; and general market conditions.  For further discussion, see Giga-tronics' most recent annual report on Form 10-K for the fiscal year ended March 26, 2016 Part I, under the heading "Risk Factors" and Part II, under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations."